STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS MARGIN IMPROVEMENT ON 23% SALES DECLINE IN FOURTH-QUARTER FISCAL 2009

GENERATES $34 MILLION IN FREE OPERATING CASH FLOW IN FY 2009;

REDUCES NET DEBT BY $21 MILLION IN FY 2009

SALEM, NH – August 20, 2009 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter and fiscal year 2009.

▪

Net sales for the fourth quarter of fiscal 2009 decreased 23% to $139.9 million from $180.8 million in the fourth quarter of fiscal 2008. For fiscal 2009, net sales decreased 13% to $607.1 million compared with $697.5 million in 2008.

▪

Income from operations for the fourth quarter of fiscal 2009 was $9.2 million compared with $10.0 million in the fourth quarter of 2008.  Excluding $1.1 million in restructuring charges in the fourth quarter of fiscal 2009 and $0.4 million in the fourth quarter of fiscal 2008, non-GAAP income from operations declined 1.0% to $10.3 million.  For fiscal 2009, income from operations was $6.0 million versus $38.9 million in 2008.  Excluding $7.8 million in restructuring charges, a $21.3 million impairment charge to goodwill and intangible assets in 2009, and $0.6 million in restructuring charges in 2008, non-GAAP income from operations in 2009 declined 8.6% to $35.2 million.

▪

Net income from continuing operations for the fourth quarter of fiscal 2009 was essentially flat at $5.8 million.  Income from continuing operations was $0.46 per diluted share for the fourth quarter of fiscal 2009 compared to $0.47 per diluted share during the fourth quarter of 2008.  Excluding the previously mentioned items and a $0.8 million tax rate benefit, non-GAAP net income from continuing operations decreased by 7.5% to $5.6 million or $0.45 per diluted share.  For fiscal 2009, net loss from continuing operations was $1.9 million or ($0.15) per diluted share versus net income from continuing operations of $19.3 million or $1.55 per diluted share in 2008.  Excluding the previously mentioned items and $1.1 million of life insurance benefit and a $2.6 million tax rate benefit in 2009, non-GAAP net income from continuing operations in 2009 was essentially flat compared to 2008 at $19.7 million or $1.57 per diluted share.

▪

EBITDA (earnings before interest, income taxes, plus depreciation and amortization) was $12.4 million in the fourth quarter of fiscal 2009 compared with $15.6 million in the fourth quarter a year ago.  Excluding the above-mentioned items, EBITDA decreased 15.9% to $13.5 million.  For full year 2009, EBITDA was $21.8 million compared with $56.4 million for full year 2008.  Excluding the above-mentioned items, EBITDA for full year 2009 decreased by 12.4% to $49.9 million.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $98.7 million at the end of the fourth quarter of fiscal 2009 compared with $124.5 million at the end of the fourth quarter in the prior year.  Working capital turns were 5.7 compared with 5.8 in the prior year quarter.

▪

Net debt (defined as short-term debt plus long-term debt less cash) decreased to $85.3 million at June 30, 2009 from $95.4 million at March 31, 2009.  The Company’s balance sheet leverage ratio of net debt to total capital was 32.6% at June 30, 2009 compared with 33.2% at March 31, 2009. Net debt decreased by $20.7 million versus net debt at June 30, 2008 of $106 million.

▪

Free operating cash flow (defined as cash flow from operating activities less capital expenditures) was $13.4 million and $34.2 million for the fourth quarter and the fiscal year, respectively.  Conversion of free operating cash flow (free operating cash flow as a percentage of net income adjusted for non-cash impairment) was 235% for the fourth quarter and 215% for the fiscal year.

A reconciliation of reported GAAP amounts to non-GAAP measures used above is included later in this release.

Management Comments

“Our fourth quarter results clearly demonstrated that our cost reduction initiatives are having a very significant positive impact on our bottom line performance,” said Roger Fix, president and chief executive officer.  “While fourth-quarter sales declined by 23% year-over-year, reflecting the continuing global economic downturn, net income from continuing operations was down only 1% and operating income was down 8%. In addition, our operating income margin improved by 100 basis points year-over-year and excluding restructuring expense, operating income margin was up by 160 basis points. This performance, despite lower sales, was the result of our recent cost-reduction measures as well as our ongoing strategy to increase margins through Lean initiatives, productivity improvements and plant consolidations.”

“During 2009, we implemented $36 million in annualized cost savings, $15.5 million of which benefited FY09 and the remaining $20.5 million will benefit FY10,” said Fix.  “These cost savings initiatives included reductions in our global workforce, procurement and productivity savings and plant consolidations.  We reduced our US-based workforce by approximately 25% this year, including both office and shop floor positions.  We have eliminated more than 260 salaried and indirect labor positions, which will result in savings of about $14 million annually.  We achieved significant savings on the purchase of inventory materials, maintenance and repair items and services.  In addition, we achieved productivity gains in our operations by improving direct labor efficiencies, reducing scrap and warranty expense and through reductions in controllable expense items. The procurement and productivity initiatives delivered annual savings in excess of $12 million, which became fully implemented at the end of the fourth quarter of 2009.  We also closed eight manufacturing facilities in 2009 and began the consolidation of a ninth plant.  Annual savings from the plant consolidations completed in FY09 is $10 million.”

“Plant consolidations have been a key element of our manufacturing optimization strategy,” said Fix.  “During the quarter we completed the consolidation of our Bakers Pride plant into our Nogales, Mexico, and Wyoming operations.  We also initiated the transfer of our Dallas APW Wyott facility into Nogales, which we expect to be completed by the end of the calendar year.1  As a result of Lean enterprise techniques and leveraging common equipment, we expect to achieve a 50% reduction in floor space through these two consolidations.1  By the end of calendar 2009, Nogales will be 80% occupied and about 16% of our food service volume will be manufactured in that facility on an annualized basis.  Four food service brands will be operating under one roof in Nogales and we plan to move more production into this facility in the future.”

Segment Review

Note:  During the fourth quarter of 2009, the Company evaluated its reporting segments and determined that the Engineering Technologies Group (formerly part of the Engineered Products Group along with the Electronics operating segment) met the quantitative thresholds under GAAP to be separately disclosed as a reportable segment.  Additionally, the Hydraulics Products Group no longer meets the thresholds, and is now aggregated with the Electronics operating segment and reported as Electronics and Hydraulics.  Amounts applicable to 2008 have been reclassified to conform to the new segment presentation.

Food Service Equipment Group revenues decreased by 12.4% and operating income increased by 41.9% for the fourth quarter.  Operating income margin for the Food Service Equipment Group improved 468 basis points from the fourth quarter of 2008.

“Our cost-reduction and productivity improvements had a dramatic and positive effect on our bottom line in the quarter as we benefited from headcount reductions, material cost savings and significant productivity improvements,” said Fix.  “During the quarter we made good progress in taking market share and positioning the company for organic growth.  Our Refrigerated Solutions Group gained market share as a result of disruption at several large competitors, and our Cooking Solutions Group increased their penetration of key strategic channel partners.  Going forward, we plan to grow organically through cross branding and cross selling across the hot and cold sides of our business, enhancing our presence at key strategic end user accounts and channel partners, and introducing innovative products that will improve margins and enable us to penetrate new markets.”

The Engraving Group’s year-over-year sales declined 26.7% in the fourth quarter and income from operations was down 60.7%.

“The year-over-year decline in revenues and operating income was due primarily to reduced automotive demand in Europe,” said Fix.  “We also experienced program delays and a push out of revenues as a result of the Chrysler bankruptcy, but we expect to record these revenues late in the first half of fiscal 2010.1 While the Group’s significant operating income decline was primarily due to performance in Europe, operating income in North America benefited from three plant consolidations, cost reductions and productivity improvements.  We plan to take similar actions in Europe during fiscal 2010 to increase margins in our international operations.”

“Although there are signs that European demand may be strengthening, we expect the overall climate to remain challenging in the near term,”1 said Fix.  “In the meantime, we will continue to work on increasing market share as we enhance our margins by bringing down our cost structure, especially in Europe.”

Engineering Technologies Group revenue for the fourth quarter was down 31.0% year-over-year while operating income declined by 30.0%.

“Our revenue and operating income were negatively affected on a year-over-year basis by unfavorable comparisons with the fourth quarter of 2008 due to the uneven nature of project delivery schedules and one-off payments in the aerospace market,” said Fix.  “In the fourth quarter a year ago, we booked a $2.8 million milestone payment related to our Teledyne Brown contract as well as a $1.1 million termination payment relating to the cancellation of the Shuttle program.  In the fourth quarter of fiscal 2009, we experienced a push out of approximately $1.8 million in revenues related to our Teledyne Brown contract into the first quarter of fiscal 2010 due to a temporary delay at NASA.”

“We are excited by the prospects for our Engineering Technologies Group,” added Fix.  “We continue to see strong demand across all of the Group’s end user markets and expect good growth in fiscal 2010.” 1

The Electronics and Hydraulics Group reported a 45.2% year-over-year decline in revenues and a 93% decline in operating profit for the quarter.

“While Electronics sales were down significantly year-over-year as weakness persisted in the housing and automotive sectors, we reported breakeven operating income as a result of the cost reductions and plant consolidations we implemented in the past year,” continued Fix.  “During the quarter we launched our new miniature reed switch line, which is being initially targeted to the medical device market.  We expect to penetrate new applications with our reed switches due to their smallest-in-the-market size.1  We are optimistic about the contributions of these products in the second half of 2010.” 1

“Our Hydraulics business continues to be affected by weakness in our end markets in both North America and internationally,” said Fix.  “We continue to pursue non-traditional business outside of the dump truck/dump trailer market as well as in new geographic markets such as Latin America, the Middle East, China, Asia Pacific and Europe.”

Air Distribution Products Group (“ADP”) sales for the quarter declined by 37.2% as a result of the continued severe downturn in the new residential construction market.  The Group was profitable in the quarter after reporting a loss in the fourth quarter of fiscal 2008.

“We are hopeful that the relative stability in housing starts reported over the past few months has signaled a bottom of the residential housing market,”1 said Fix.  “Our primary focus has been to bring our cost structure in line with demand and achieve a sustainable level of breakeven profitability at these low volume levels.  At the same time, we have been driving incremental share gains through aggressive sales efforts and the introduction of new products.”

Looking Forward

“While visibility is difficult, we are cautiously optimistic that we have reached the bottom of the impact of the recession on our total sales volume,”1 said Fix.  “The reason for our optimism is that for two consecutive quarters we have experienced similar year-over-year declines in sales which demonstrates stability.  More recently we have seen signs of stability in our incoming order rate and quotation activity.  At the same time, through our cost reduction initiatives we have established a cost structure that enables us to be profitable even at these low volume levels and to achieve significant operating leverage when our markets begin to rebound.1  Concurrent with our cost reduction initiatives, we are driving and investing in organic growth initiatives, which include capitalizing on sales synergies, introduction of new products and technologies, expanding into new geographic and product markets, and leveraging our key end user accounts and sales channels.  We also will continue to strengthen our balance sheet through strict attention to working capital management, cash generation and debt reduction.”

Conference Call Details

Standex will host a conference call for investors today, Thursday, August 20, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the web cast audio also can be accessed via its website.  To listen to the playback, please dial 888-286-8010 in the U.S. or 617-801-6888 internationally; the passcode is 61331353.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineering Technologies Group, Engraving Group and Electronics and Hydraulics Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically  the impact, length and degree of the current recessionary conditions on the customers and markets that we serve, the ability to achieve anticipated savings from cost reduction efforts and enhancements to productivity, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, the automotive markets, reduced capital spending by customers, successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to achieve cost savings through lean manufacturing and low cost sourcing, effective completion of plant consolidations and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2008, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management's estimates change.

Use of Non-GAAP Financial Measures

We disclose EBITDA (from continuing operations) and Free Operating Cash Flow because these measures are used by management to analyze profitability between our different segments, as well as other companies and industries, by eliminating the effects of financing (i.e., interest and debt repayments) and capital investments (i.e., depreciation and amortization).  Internally, these non-GAAP measures are also used by management for planning purposes; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to invest in our business.  The amortization of acquired intangibles limits the comparability of our operations to prior years and such amortization may limit comparability to future periods as well.  We’ve excluded depreciation from this measure of profitability because (i) by definition, EBITDA excludes depreciation and (ii) our different segments have different capital requirements and are at different stages of maturity, and as such, removing depreciation assists management in assessing profitability and allocating resources. There are material limitations associated with non-GAAP financial measures because these non-GAAP measures exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results.  Because discontinued operations, interest expense, income taxes as well as amortization and depreciation comprise a significant portion of our operations these items are evaluated separately by management.  We do not consider EBITDA (from continuing operations) and Free Operating Cash Flow to be substitutes for performance measures calculated in accordance with GAAP.  Instead, we believe that EBITDA (from continuing operations) and Free Operating Cash Flow are useful performance measures which should be considered in addition to those measures reported in accordance with GAAP.  In addition, the non-GAAP financial measures indicated herein may be different from, and therefore may not be comparable to, similar measures used by other companies.  The Company believes these non-GAAP financial measures provide important supplemental information to management and investors.  These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provide an understanding of factors and trends affecting the Company's business and results of operations. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Standex International Corporation
Selected Non-GAAP Segment Data

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Sales
Food Service Equipment	$86,536	$98,771	$350,358	$381,254
Air Distribution Products	11,522	18,352	66,534	88,334
Engraving	17,492	23,855	77,311	92,167
Engineering Technologies	12,195	17,666	51,693	51,615
Electronics and Hydraulics	12,166	22,130	61,190	84,171
Total	$139,911	$180,774	$607,086	$697,541

Adjusted income from operations
Food Service Equipment [1]	$10,591	$7,463	$31,239	$31,460
Air Distribution Products	202	(257)	713	(340)
Engraving	1,179	3,000	7,028	9,611
Engineering Technologies	2,229	3,185	8,667	9,770
Electronics and Hydraulics	131	2,481	3,459	8,106
Corporate [2]	(4,032)	(5,464)	(16,991)	(19,088)
Total	$10,300	$10,408	$34,115	$39,519

1 - Excluding $21,339 of impairment of goodwill and intangible assets
2 - Excluding $1,084 of life insurance benefit

Standex International Corporation
Consolidated Statement of Operations (Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$139,911	$180,774	$607,086	$697,541
Cost of sales	98,634	127,589	431,111	495,694
Gross profit	41,277	53,185	175,975	201,847

Selling, general and administrative expenses	30,977	42,777	140,776	162,328
Impairment of goodwill and intangible assets	-	-	21,339	-
Restructuring costs	1,072	376	7,839	590

Income from operations	9,228	10,032	6,021	38,929

Interest expense	1,655	1,839	6,532	9,510
Other (income) expense, net	581	(1,009)	(215)	(324)
Total	2,236	830	6,317	9,186

Income (loss) from continuing operations before income taxes	6,992	9,202	(296)	29,743
Provision for income taxes	1,228	3,385	1,594	10,459
Net income (loss) from continuing operations	5,764	5,817	(1,890)	19,284

Income (loss) from discontinued operations, net of tax	(87)	(386)	(3,515)	(774)

Net income (loss)	$5,677	$5,431	($5,405)	$18,510

Basic earnings per share:
Income (loss) from continuing operations	$0.47	$0.47	($0.15)	$1.57
Income (loss) from discontinued operations	(0.01)	(0.03)	(0.29)	(0.06)
Total	$0.46	$0.44	($0.44)	$1.51

Diluted earnings per share:
Income (loss) from continuing operations	$0.46	$0.47	($0.15)	$1.55
Income (loss) from discontinued operations	(0.01)	(0.03)	(0.29)	(0.06)
Total	$0.45	$0.44	($0.44)	$1.49

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows (Unaudited)
	Year Ended June 30,
	2009	2008
Cash Flows from Operating Activities
Net income	($5,405)	$18,510
Income/(loss) from discontinued operations	(3,515)	(774)
Income/(loss) from continuing operations	(1,890)	19,284

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,541	17,113
Stock-based compensation	2,398	2,437
Deferred income taxes	(3,562)	(467)
Impairment Charges	21,339	--
Non-cash expense of restructure charge	3,730	94
(Gain)/loss on sale of investments, real estate and equipment, and debt extinguishment	375	(344)
Increase/(decrease) in cash from changes in assets and liabilities,
Accounts receivables, net	18,360	4,738
Inventories	11,605	4,299
Contributions to defined benefit plans	--	(620)
Prepaid expenses and other	1,000	466
Accounts payable	(6,034)	(912)
Accrued payroll, employee benefits and other liabilities	(18,039)	836
Income taxes payable	(1,550)	(1,746)
Net cash provided by operating activities - continuing operations	43,273	45,183
Net cash (used in)/provided by operating activities - discontinued operations	(3,829)	(477)
Net cash provided by operating activities	39,444	44,706
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(5,238)	(9,907)
Expenditures for acquisitions, net of cash acquired	(5,617)	--
Expenditures for executive life insurance policies	(695)	(626)
Proceeds withdrawn from life insurance policies	3,753	3,129
Proceeds from sale of investments, real estate and equipment	639	8,129
Net cash used for investing activities from continuing operations	(7,158)	725
Net cash provided by investing activities from discontinued operations	--	1,661
Net cash used for investing activities	(7,158)	2,386
Cash Flows from Financing Activities
Proceeds from additional borrowings	66,650	150,000
Payments of debt	(107,311)	(183,624)
Stock issued under employee stock option and purchase plans	821	950
Debt issuance costs	--	(231)
Cash dividends paid	(8,384)	(10,318)
Purchase of treasury stock	(1,652)	(926)
Net cash provided by/(used for) financing activities from continuing operations	(49,876)	(44,149)
Net cash used for financing activities from discontinued operations	--	--
Net cash provided by/(used for) financing activities	(49,876)	(44,149)

Effect of exchange rate changes on cash	(2,083)	1,657

Net changes in cash and cash equivalents	(19,673)	4,600
Cash and cash equivalents at beginning of year	28,657	24,057
Cash and cash equivalents at end of year	$8,984	$28,657

Standex International Corporation
Consolidated Balance Sheets (Unaudited)

	As of June 30,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$8,984	$28,657
Accounts receivable, net	81,893	103,055
Inventories	75,634	87,619
Income tax receivables	2,186	983
Prepaid expenses and other current assets	2,730	3,337
Deferred tax asset	13,278	13,032
Total current assets	184,705	236,683

Property, plant, equipment	108,612	116,565
Intangible assets	20,450	27,473
Goodwill	101,722	120,650
Prepaid pension cost	--	1,972
Other non-current assets	18,220	19,691
Total non-current assets	249,004	286,351

Total assets	$433,709	$523,034

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	--	$28,579
Accounts payable	58,802	66,174
Accrued liabilities	36,902	50,286
Current liabilities – discontinued operations	3,543	2,701
Total current liabilities	99,247	147,740

Long-term debt - less current portion	94,300	106,086
Deferred income taxes	4,859	23,858
Pension obligations	43,281	7,430
Other non-current liabilities	15,736	14,762
Total non-current liabilities	158,176	152,136

Stockholders' equity:
Common stock-authorized, 60,000,000 shares
in 2009 and 2008; par value, $1.50 per share:
issued 27,984,278 shares in 2008 and 2007	41,976	41,976
Additional paid-in capital	28,690	27,158
Retained earnings	419,157	433,435
Accumulated other comprehensive loss	(52,591)	(17,531)
Treasury share (15,597,457 shares in 2009
and 15,687,401 shares in 2008, respectively)	(260,946)	(261,880)
Total stockholders' equity	176,286	223,158

Total liabilities and stockholders' equity	$433,709	$523,034

Standex International Corporation
Reconciliation of GAAP to non-GAAP Financial Measures

	Three Months Ended			Year Ended
	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$9,228	$10,032	-8.0%	$6,021	$38,929	-84.5%
Adjustments:
Restructuring charges	1,072	376		7,839	590
Impairment of intangible assets	-	-		21,339	-
Adjusted income from operations	$10,300	$10,408	-1.0%	$35,199	$39,519	-10.9%
Interest and other expenses	(2,236)	(830)		(6,317)	(9,186)
Life insurance benefit	-	-		(1,084)
Provision for income taxes	(1,228)	(3,385)		(1,594)	(10,459)
Non-recurring tax items	(824)	-		(2,524)	-
Tax impact of above adjustments	(370)	(130)		(4,000)	(204)
Net income from continuing operations, as adjusted	$5,642	$6,063	-6.9%	$19,680	$19,670	0.0%

EBITDA and Adjusted EBITDA:
Income (loss) from continuing operations before income taxes, as reported	$6,992	$9,202		$(296)	$29,743
Add back:
Interest Expense	1,655	1,839		6,532	9,510
Depreciation and amortization	3,749	4,589		15,541	17,113
EBITDA	$12,396	$15,630	-20.7%	$21,777	$56,366	-61.4%
Adjustments:
Restructuring charges	1,072	376		7,839	590
Impairment of intangible assets	-	-		21,339	-
Life insurance benefit	-	-		(1,084)	-
Adjusted EBITDA	$13,468	$16,006	-15.9%	$49,871	$56,956	-12.4%

Free operating cash flow:
Net cash provided by operating activities, as reported	$13,560	$22,177		$39,444	$44,706
Less: Cash Capital Expenditures	(210)	(2,204)		(5,238)	(9,907)
Free operating cash flow	$13,350	$19,973		$34,206	$34,799
Net Income	5,677	5,431		(5,405)	18,510
Impairment of intangible assets	-	-		21,339	-
Conversion of free operating cash flow	235.2%	367.8%	-36.1%	214.7%	188.0%	14.2%

Standex International Corporation
Reconciliation of GAAP to non-GAAP Financial Measures

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008

Adjusted per share net income from continuing operations
Per share net income from continuing operations, as reported	$0.46	$0.47	($0.15)	$1.55

Adjustments:
Restructuring charges	0.06	0.02	0.41	0.03
Impairment of intangible assets	-	-	1.61	-

Life insurance benefit	-	-	(0.09)	-
Write Down Deferred Tax Liability	-	-	(0.07)	-
Non-recurring tax items	(0.07)	-	(0.14)	-
Per share net income from continuing operations, as adjusted	$0.45	$0.49	$1.57	$1.58